EXHIBIT 99.1

Contacts:	Lorne E. Phillips, CFO
Pioneer Drilling Company
210-828-7689

Lisa Elliott / lelliott@drg-e.com
Anne Pearson / apearson@drg-e.com
DRG&E / 713-529-6600

FOR IMMEDIATE RELEASE

Pioneer Drilling Reports Third Quarter 2009 Results

SAN ANTONIO, Texas, November 5, 2009 – Pioneer Drilling Company, Inc. (NYSE Amex : PDC) today reported financial and operating results for the three months ended September 30, 2009.

Third Quarter 2009 Results

Net loss for the third quarter was $9.2 million, or $0.18 per share, compared with a net loss for the second quarter of 2009 (“the prior quarter”) of $6.3 million, or $0.13 per share. Net income for the third quarter of 2008 (“the year-earlier quarter”) was $24.2 million, or $0.48 per diluted share.

Revenues for the third quarter were $74.4 million, compared with $69.1 million for the prior quarter and $174.2 million for the year-earlier quarter. EBITDA(1) for the third quarter was $15.2 million, compared to $17.9 million for the prior quarter and $64.7 million for the year-earlier quarter.

First Nine Months of 2009 Results

Net loss for the nine months ended September 30, 2009 was $14.8 million, or $0.30 per share, compared with net income of $55.2 million, or $1.09 per diluted share for the nine months ended September 30, 2008. Revenues for the first nine months of 2009 were $244.3 million, compared with $440.2 million for the same period last year. EBITDA for the first nine months of 2009 was $60.9 million, compared to $154.3 million for the comparable period in 2008.

Operating Results

Revenues for the Drilling Services Division were $48.1 million for the third quarter, a 5% increase from the prior quarter. During the third quarter, the utilization rate for our drilling rig fleet averaged 35%, flat with the prior quarter and down from 96% utilization in the year-earlier quarter. Average drilling revenues per day increased 4% and average operating costs per day increased 22% in the third quarter, compared to the prior quarter, due to a shift to more turnkey contracts and an increase in our Colombian operations which represented a larger portion of our drilling services operating results. Both turnkey contracts and our Colombian operations have higher average revenue and operating costs per day when compared to daywork contracts in the U.S. The overall increase in average revenues per day was partly offset by the impact of the expiration of six long-term drilling contracts during the third quarter which were earning relatively high daywork revenue rates. The expiration of these contracts also contributed to a 27% decrease in Drilling Services margin(2) per day to $5,623 in the third quarter as compared to $7,723 in the prior quarter.

Revenues for the Production Services Division increased $2.9 million from $23.4 million in the second quarter to $26.3 million in the third quarter. Production Services margin(2) increased 14% to $9.6 million, compared to $8.5 million in the prior quarter. Margin as a percentage of revenue increased one basis point to 37% from the prior quarter. Currently, 65 of Pioneer’s 74 workover rigs have crews assigned and are operating or being actively marketed, while the remaining nine workover rigs are idle with no crews assigned.

Our third quarter operating results reflect the positive impact of a $1.3 million bad debt recovery relating to a customer’s past due account receivable balance for which we had previously established an allowance for doubtful accounts in December 2008.

“In our Drilling Services Division, activity has improved in the conventional drilling regions, and there is increasing demand for our rigs in the domestic shale regions and in certain international markets,” said Wm. Stacy Locke, President and CEO of Pioneer Drilling. The current environment continues to be challenging, but we were successful in obtaining new drilling contracts to offset the impact of six drilling rigs that came off long-term drilling contracts during the third quarter. Utilization remained flat during the third quarter and is showing modest improvement at 38% currently as we begin the fourth quarter.

“Because of increasing activity in the shale regions and international markets, we are focused on improving utilization and drilling margins by pursuing new opportunities in these regions, and we are selectively upgrading our drilling rigs to optimize our ability to meet the demand. During the third quarter, we expanded our operations in the Marcellus Shale to three drilling rigs, all of which are currently operating, and we are marketing numerous additional drilling rigs in the area. Likewise, in the Bakken Shale, we activated a third rig in early October, have a fourth rig mobilizing to begin a new contract today, and will have a fifth rig beginning operations next week. We see additional rig opportunities in the Bakken for next year. Rig demand is also improving in the Eagle Ford and Haynesville Shale regions where we are already active.

“In the international arena, we have five drilling rigs in Colombia, all of which are currently operating. We have also moved two 1,500 horsepower drilling rigs to Houston to prepare them for international opportunities in Latin America.

“In our Production Services Division, pricing remained competitive through the third quarter, but we see improvement in demand as reflected in the 12% increase in revenues in the third quarter over the prior quarter.” continued Mr. Locke. “During the third quarter, we expanded our well servicing operations in the Williston Basin, Fayetteville Shale and Louisiana as well as our wireline operations in the Marcellus Shale, Haynesville Shale and Louisiana. All of these regions have good near-term growth opportunities.”

“On October 5, 2009, we completed an amendment to our credit facility. The terms of the amended credit facility provide us with more financial covenant flexibility and the ability to pursue our growth objectives,” Locke said.

Pioneer’s working capital was $73.0 million at September 30, 2009, up from $70.0 million at June 30, 2009 and $64.4 million at December 31, 2008. Our cash and cash equivalents were $53.3 million at the end of the third quarter, up $9.6 million from the prior quarter and up $26.5 million from December 31, 2008. For the nine months of 2009, cash equivalents increased primarily due to cash provided by operations of $110.3 million, offset by $67.1 million of property and equipment expenditures and $17.1 million of debt payments. We have $56.0 million of borrowing availability on our recently amended senior secured revolving credit facility, with $257.5 million due at maturity on August 31, 2012.

Conference Call

Pioneer’s management team will hold a conference call today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time), to discuss these results. To participate in the call, dial 480-629-9692 at least 10 minutes early and ask for the Pioneer Drilling conference call. A replay will be available approximately two hours after the call ends and will be accessible until November 12. To access the replay, dial (303) 590-3030 and enter the pass code 4176067 #.

The conference call will also be available on the Internet at Pioneer’s Web site at www.pioneerdrlg.com. To listen to the live call, visit Pioneer’s Web site at least 10 minutes early to register and download any necessary audio software. An archive will be available shortly after the call. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or e-mail dmw@drg-e.com.

About Pioneer

Pioneer Drilling Company provides contract land drilling services to independent and major oil and gas operators in Texas, Louisiana, Oklahoma, Kansas, the Rocky Mountain and Appalachian regions and internationally in Colombia through its Pioneer Drilling Services Division. The Company also provides workover rig, wireline and fishing and rental services to producers in the U.S. Gulf Coast, Mid-Continent, Rocky Mountain and Appalachian regions through its Pioneer Production Services Division. Its fleet consists of 71 land drilling rigs that drill at depths ranging from 6,000 to 25,000 feet, 74 workover rigs (sixty-nine 550 horsepower rigs, four 600 horsepower rigs and one 400 horsepower rig), 61 wireline units, and fishing and rental tools.

Cautionary Statement Regarding Forward-Looking Statements,

Non-GAAP Financial Measures and Reconciliations

Statements we make in this news release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements that are subject to risks, uncertainties and assumptions. Our actual results, performance or achievements, or industry results, could differ materially from those we express in this news release as a result of a variety of factors, including general economic and business conditions and industry trends, risks associated with the current global economic crisis and its impact on capital markets and liquidity, the continued strength or weakness of the oil and gas production industry in the geographic areas in which we operate including the price of oil and natural gas in general, and the recent precipitous decline in prices in particular, and the impact of commodity prices and other factors upon future decisions about onshore exploration and development projects to be made by oil and gas companies and their ability to obtain necessary financing, the highly competitive nature of our business, difficulty in integrating the services of acquired companies, including the production services businesses of WEDGE, Competition, Paltec and Pettus in an efficient and effective manner, the availability, terms and deployment of capital, the availability of qualified personnel, changes in, or our failure or inability to comply with, government regulations, including those relating to the environment, the economic and business conditions of our international operations, challenges in achieving strategic objectives, and the risk that our markets do not evolve as anticipated. We have discussed many of these factors in more detail in our annual report on Form 10-K for the year ended December 31, 2008. These factors are not necessarily all the important factors that could affect us. Unpredictable or unknown factors we have not discussed in this news release, or in our annual report on Form 10-K could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. All forward-looking statements speak only as the date on which they are made and we undertake no duty to update or revise any forward-looking statements. We advise our shareholders that they should (1) be aware that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

This news release contains non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided in the following tables.

(1)	We define EBITDA as earnings (loss) before interest income (expense), taxes, depreciation, amortization and impairments. Although not prescribed under GAAP, we believe the presentation of EBITDA is relevant and useful because it helps our investors understand our operating performance and makes it easier to compare our results with those of other companies that have different financing, capital or tax structures. EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. A reconciliation of net earnings (loss) to EBITDA is included in the tables to this press release. EBITDA, as we calculate it, may not be comparable to EBITDA measures reported by other companies. In addition, EBITDA does not represent funds available for discretionary use.
(2)	Drilling Services margin represents contract drilling revenues less contract drilling operating costs. Production Services margin represents production services revenues less production services operating costs. We believe that Drilling Services margin and Production Services margin are useful measures for evaluating financial performance, although they are not measures of financial performance under GAAP. However, Drilling Services margin and Production Services margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer management. A reconciliation of Drilling Services margin and Production Services margin to net earnings (loss) is included in the tables to this press release. Drilling Services margin and Production Services margin as presented may not be comparable to other similarly titled measures reported by other companies.

– Financial Statements and Information Follow –

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
	2009	2008	2009	2009	2008
Revenues:
Drilling services	$48,084	$124,297	$45,720	$165,170	333,587
Production services	26,282	49,948	23,400	79,156	106,602

Total revenue	74,366	174,245	69,120	244,326	440,189

Costs and Expenses:
Drilling services	35,315	70,342	28,437	107,880	198,115
Production services	16,638	25,025	14,906	50,260	53,871
Depreciation and amortization	26,952	24,225	26,069	78,467	61,924
Selling, general and administrative	8,892	12,840	8,951	27,870	32,712
Bad debt (recovery) expense	(1,409)	(260)	30	(1,713)	(216)

Total costs and expenses	86,388	132,172	78,393	262,764	346,406

Income (loss) from operations	(12,022)	42,073	(9,273)	(18,438)	93,783

Other (expense) income:
Interest expense	(1,839)	(3,773)	(1,728)	(5,555)	(9,612)
Interest income	43	205	55	182	995
Other	222	(1,551)	1,140	847	(1,389)

Total other expense	(1,574)	(5,119)	(533)	(4,526)	(10,006)

Income (loss) before income taxes	(13,596)	36,954	(9,806)	(22,964)	83,777
Income tax benefit (expense)	4,406	(12,760)	3,547	8,133	(28,619)

Net earnings (loss)	$(9,190)	$24,194	$(6,259)	$(14,831)	$55,158

Earnings (loss) per common share:
Basic	$(0.18)	$0.49	$(0.13)	$(0.30)	$1.11

Diluted	$(0.18)	$0.48	$(0.13)	$(0.30)	$1.09

Weighted average number of shares outstanding:
Basic	49,845	49,791	49,826	49,831	49,780
Diluted	49,845	50,449	49,826	49,831	50,426

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2009	December 31, 2008
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$53,305	$26,821
Receivables, net of allowance for doubtful accounts	70,828	99,423
Deferred income taxes	4,336	6,270
Inventory	4,855	3,874
Prepaid expenses and other current assets	3,250	8,902

Total current assets	136,574	145,290

Net property and equipment	617,254	627,562
Intangible assets, net of amortization	26,539	29,969
Other long-term assets	18,626	21,658

Total assets	$798,993	$824,479

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,680	$21,830
Current portion of long-term debt	2,093	17,298
Prepaid drilling contracts	—	1,171
Accrued expenses	44,779	40,619

Total current liabilities	63,552	80,918
Long-term debt, less current portion	260,259	262,115
Other long term liabilities	6,054	6,413
Deferred income taxes	65,325	60,915

Total liabilities	395,190	410,361
Total shareholders’ equity	403,803	414,118

Total liabilities and shareholders’ equity	$798,993	$824,479

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine months ended September 30,
	2009	2008
Cash flows from operating activities:
Net earnings (loss)	$(14,831)	$55,158
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	78,467	61,924
Allowance for doubtful accounts	(1,237)	270
Gain on dispositions of property and equipment	(84)	(512)
Stock-based compensation expense	5,561	2,924
Deferred income taxes	7,527	10,700
Change in other assets	1,061	355
Change in non-current liabilities	(1,169)	(329)
Changes in current assets and liabilities	35,006	(4,735)

Net cash provided by operating activities	110,301	125,755

Cash flows from investing activities:
Acquisition of WEDGE	—	(313,606)
Acquisition of Competition Wireline	—	(26,770)
Acquisition of other production services businesses	—	(6,520)
Purchases of property and equipment	(67,058)	(99,794)
Purchase of auction rate securities	—	(16,475)
Proceeds from sale of property and equipment	608	2,712
Proceeds from insurance recoveries	36	2,638

Net cash used in investing activities	(66,414)	(457,815)

Cash flows from financing activities:
Debt repayments	(17,060)	(44,404)
Proceeds from issuance of debt	—	319,500
Debt issuance costs	(77)	(3,319)
Proceeds from sale of common stock	—	672
Purchase of treasury stock	(31)	—
Excess tax benefit (reductions) for stock option exercises	(235)	250

Net cash (used in) provided by financing activities	(17,403)	272,699

Net increase (decrease) in cash and cash equivalents	26,484	(59,361)
Beginning cash and cash equivalents	26,821	76,703

Ending cash and cash equivalents	$53,305	$17,342

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Operating Statistics

(in thousands, except average number of drilling rigs, utilization rate and revenue day information)

(unaudited)

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
	2009	2008	2009	2009	2008
Drilling Services Division:
Revenues	$48,084	$124,297	$45,720	$165,170	$333,587
Operating costs	35,315	70,342	28,437	107,880	198,115

Drilling services margin (1)	$12,769	$53,955	$17,283	$57,290	$135,472

Average number of drilling rigs	71.0	67.7	70.7	70.6	67.1
Utilization rate	35%	96%	35%	41%	90%
Revenue days	2,271	6,017	2,238	7,805	16,528

Average revenues per day	$21,173	$20,658	$20,429	$21,162	$20,183
Average operating costs per day	15,550	11,691	12,706	13,822	11,987

Drilling services margin per day (2)	$5,623	$8,967	$7,723	$7,340	$8,196

Production Services Division:
Revenues	$26,282	$49,948	$23,400	$79,156	$106,602
Operating costs	16,638	25,025	14,906	50,260	53,871

Production services margin (1)	$9,644	$24,923	$8,494	$28,896	$52,731

Combined:
Revenues	$74,366	$174,245	$69,120	$244,326	$440,189
Operating Costs	51,953	95,367	43,343	158,140	251,986

Combined margin	$22,413	$78,878	$25,777	$86,186	$188,203

EBITDA (3)	$15,152	$64,747	$17,936	$60,876	$154,318

(1)	Drilling services margin represents contract drilling revenues less contract drilling operating costs. Production services margin represents production services revenue less production services operating costs. Pioneer believes that Drilling services margin and Production services margin are useful measures for evaluating financial performance, although they are not measures of financial performance under generally accepted accounting principles. However, Drilling services margin and Production services margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer’s management. A reconciliation of Drilling services margin and Production services margin to net earnings (loss) is included in the table below. Drilling services margin and production services margin as presented may not be comparable to other similarly titled measures reported by other companies.
(2)	Drilling services margin per revenue day represents the Drilling Services Division’s average revenue per revenue day less average operating costs per revenue day.
(3)	We define EBITDA as earnings (loss) before interest income (expense), taxes, depreciation, amortization and impairments. Although not prescribed under GAAP, we believe the presentation of EBITDA is relevant and useful because it helps our investors understand our operating performance and makes it easier to compare our results with those of other companies that have different financing, capital or tax structures. EBITDA should not be considered in isolation from or as a substitute for net earnings (loss) as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. A reconciliation of net earnings (loss) to EBITDA is included in the table below. EBITDA, as we calculate it, may not be comparable to EBITDA measures reported by other companies. In addition, EBITDA does not represent funds available for discretionary use.

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Reconciliation of Combined Drilling Services Margin and Production

Services Margin and EBITDA to Net Earnings (Loss)

(in thousands)

(unaudited)

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
	2009	2008	2009	2009	2008
Combined margin	$22,413	$78,878	$25,777	$86,186	$188,203

Selling, general and administrative	(8,892)	(12,840)	(8,951)	(27,870)	(32,712)
Bad debt recovery (expense)	1,409	260	(30)	1,713	216
Other income (expense)	222	(1,551)	1,140	847	(1,389)

EBITDA	15,152	64,747	17,936	60,876	154,318

Depreciation and amortization	(26,952)	(24,225)	(26,069)	(78,467)	(61,924)
Interest income (expense), net	(1,796)	(3,568)	(1,673)	(5,373)	(8,617)
Income tax benefit (expense)	4,406	(12,760)	3,547	8,133	(28,619)

Net earnings (loss)	$(9,190)	$24,194	$(6,259)	$(14,831)	$55,158

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Capital Expenditures

(in thousands)

(unaudited)

						Budget
	Three months ended			Nine months ended		Year Ending
	September 30,		June 30,	September 30,		December 31,
	2009	2008	2009	2009	2008	2009
Capital expenditures:
Drilling Services Division:
Routine rigs	$1,026	$3,736	$1,788	$6,710	$11,557	$13,100
Discretionary	14,932	15,211	5,455	26,450	47,929	47,100
Tubulars	92	—	1,102	2,062	1,050	5,000
New-builds and acquisitions	—	11,531	—	—	13,365	—

Total Drilling Services Division capital expenditures	16,050	30,478	8,345	35,222	73,901	65,200

Production Services Division:
Routine	1,283	2,460	1,023	4,019	3,403	5,800
Discretionary	285	819	90	456	1,029	2,200
New-builds and acquisitions	729	13,614	246	5,454	22,443	7,000

Total Production Services Division capital expenditures	2,297	16,893	1,359	9,929	26,875	15,000

Actual and budgeted capital expenditures	18,347	47,371	9,704	45,151	100,776	80,200

Budgeted capital expenditures approved in 2008 that will be incurred in 2009	894	—	8,778	19,310	—	19,310

	$19,241	$47,371	$18,482	$64,461	$100,776	$99,510

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Drilling Rig, Workover Rig and Wireline Unit Information

	Rig Type
	Mechanical	Electric	Total Rigs
Drilling Services Division:

Drilling rig horsepower ratings:
550 to 700 HP	6	—	6
750 to 900 HP	14	2	16
1000 HP	18	12	30
1200 to 2000 HP	3	16	19

Total	41	30	71

Drilling rig depth ratings:
Less than 10,000 feet	8	2	10
10,000 to 13,900 feet	30	7	37
14,000 to 25,000 feet	3	21	24

Total	41	30	71

Production Services Division:

Workover rig horsepower ratings:
400 HP			1
550 HP			69
600 HP			4

Total			74

Wireline units			61

Fishing & Rental Tools Inventory			$15 Million

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